Exhibit 99.B(h)(2)

SCHEDULE D
TO THE AMENDED AND RESTATED
ADMINISTRATION AND TRANSFER AGENCY AGREEMENT
BETWEEN
SEI INSTITUTIONAL MANAGED TRUST
AND
SEI INVESTMENTS GLOBAL FUNDS SERVICES
DATED AS OF DECEMBER 10, 2003
AS AMENDED JUNE 17, 2004 AND MARCH 8, 2006

Portfolios:

This Agreement shall apply with respect to all portfolios of the Trust, either now existing or in the future created. The following is a listing of the current portfolios of the Trust (collectively, the “Funds”):

	Large Cap Value Fund
	Large Cap Growth Fund
	Tax-Managed Large Cap Fund
	Small Cap Value Fund
	Small Cap Growth Fund
	Tax-Managed Small Cap Fund
	Mid-Cap Fund
	Core Fixed Income Fund
	High Yield Bond Fund
	Real Estate Fund
	Large Cap Diversified Alpha Fund
	U.S. Managed Volatility Fund
	Small/Mid Cap Equity Fund
	Enhanced Income Fund
	Global Managed Volatility Fund

Fees:	Pursuant to Article 5, the Trust shall pay the Administrator the following fees, at the annual rate set forth below calculated based upon the aggregate average daily net assets of the Trust:

	Large Cap Value Fund — Class A and I Shares	0.35%
	Large Cap Growth Fund — Class A and I Shares	0.35%
	Tax-Managed Large Cap Fund — Class A Shares	0.35%
	Tax-Managed Large Cap Fund — Class Y Shares	0.15%
	Small Cap Value Fund — Class A and I Shares	0.35%
	Small Cap Growth Fund — Class A and I Shares	0.35%
	Tax-Managed Small Cap Fund — Class A Shares	0.35%
	Mid-Cap Fund — Class A and I Shares	0.35%
	Core Fixed Income Fund — Class A and I Shares	0.28%
	High Yield Bond Fund — Class A Shares	0.35%
	Real Estate Fund — Class A Shares	0.35%
	Large Cap Diversified Alpha Fund — Class A and I Shares	0.35%
	U.S. Managed Volatility Fund — Class A Shares	0.35%
	Small/Mid Cap Equity Fund — Class A and I Shares	0.35%
	Enhanced Income Fund — Class A Shares	0.35%
	Global Managed Volatility Fund — Class A Shares	0.35%

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[END OF SCHEDULE D]

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